UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2009

Sucampo Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33609	30-0520478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4520 East-West Highway, Suite 300 Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 961-3400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

Agreements with R-Tech Ueno, Ltd.

On April 23, 2009, Sucampo Pharma Americas, Inc., or SPA, a wholly-owned subsidiary of the Registrant, entered into an Exclusive Manufacturing and Supply Agreement and an NDA Transfer, Patent and Know-how Licensing, and Data Sharing Agreement with R-Tech Ueno, Ltd., or RTU, to acquire rights to Rescula® (unoprostone isopropyl) in the Unites States and Canada.

Under the terms of these agreements, SPA is licensing from RTU all patents and other intellectual property rights related to Rescula in the United States and Canada and holds the exclusive rights to commercialize Rescula in the those countries for the treatment of glaucoma and ocular hypertension and any other indication that SPA may develop.  SPA also will have the right of first refusal to negotiate with RTU for the rights to develop and commercialize in the United States and Canada any additional indications for which unoprostone isopropyl is developed by RTU. Similarly, RTU will have the right of first refusal to negotiate with SPA for the rights to develop and commercialize outside the United States and Canada any additional indications for which unoprostone isopropyl is developed by SPA.

Rescula eye drops have been approved by the U.S. Food and Drug Administration for the treatment of open-angle glaucoma and ocular hypertension.

RTU will have the exclusive right and responsibility to manufacture and supply unoprostone isopropyl to SPA for the United States and Canada at specified prices.

 SPA will make an upfront payment to RTU of $3.0 million and will be responsible for additional milestone payments of up to $5.5 million based on the achievement of specified development and commercialization milestones. SPA will be responsible for the development, regulatory, and commercialization activities and expenses for Rescula in the United States and Canada.

The term of the agreements will end, and the licensed rights will revert back to RTU, if SPA does not place an initial order for Rescula from RTU within two years or if SPA does not initiate a clinical trial for an additional indication for Rescula in the same period or does not launch the product.

SPA plans to re-launch Rescula in the United States for the treatment of glaucoma and ocular hypertension in 2010 and to initiate a phase 2 clinical trial for Rescula for treatment of dry aged-related macular degeneration in 2010.

As of April 1, 2009, RTU held approximately 6% of the Registrant’s outstanding common stock, including approximately 16% of its class A common stock. Dr. Ryuji Ueno, Chairman and Chief Executive Officer of the Registrant, and his wife, Dr. Sachiko Kuno, directly and indirectly own a majority of the capital stock of RTU. Dr. Ueno and Dr. Kuno do not hold any management or board positions with RTU. Dr. Ueno and Dr. Kuno are both members of the board of directors of the Registrant and together directly or indirectly hold a substantial majority of the Registrant’s common stock.

The Registrant intends to file a copy of the Unoprostone Exclusive Manufacturing and Supply Agreement and the Unoprostone NDA Transfer, Patent and Know-how Licensing, and Data Sharing Agreement as exhibits to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Item 7.01.     Regulation FD Disclosure.

On April 23, 2009, the Registrant issued a press release announcing the agreements with RTU, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

The following exhibit relating to Item 7.01 shall be deemed to be furnished, and not filed:

99.1      Press release issued by the Registrant on April 23, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUCAMPO PHARMACEUTICALS, INC.

Date:	April 27, 2009	By:	/s/ Jan Smilek
			Name:	Jan Smilek
			Title:	Chief Financial Officer